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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING
                        Collectible Concepts Group, Inc.


                            SEC FILE NUMBER 000-30703
(Check One):  [ ] Form 10-K    [ ] Form 20-F    [ ] Form 11-K    [X] Form 10-Q
[ ] Form N-SAR

For Period Ended:     November 30, 2001
                 ---------------------------
[ ] Transition Report on Form 10-K
[ ] Transition Report on Form 20-F
[ ] Transition Report on Form 11-K
[ ] Transition Report on Form 10-Q
[ ] Transition Report on Form N-SAR
For the Transition Period Ended:
                                 -------------------

PART I -- REGISTRANT INFORMATION


        Collectible Concepts Group, Inc.
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Full Name of Registrant


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 Former Name if Applicable

1600 Lower State Road
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Address of Principal Executive Office (Street and Number)

Doylestown, PA 18901
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City, State and Zip Code


PART II -- RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

X (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

X               (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F,11-K or Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth

                (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.



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PART III -- NARRATIVE

State below in reasonble detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, or the transition report portion thereof, could not be filed within the prescribed time period.

The Registrant is in the process of compiling information for the quarterly period ended November 30, 2001 for the Form 10-QSB, all of which information has not yet been received.


PART IV-- OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

    William Haseltine              703                  276 1919
    -----------------           -----------        -----------------
        (Name)                  (Area Code)        (Telephone Number)

(2) Have all other periodic reports reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceeding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s). [X] Yes [ ] No

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(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof? x Yes No If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

________________________________________________________________________________


                   Collectible Concepts Group, Inc.
                  --------------------------------------------
                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


Date  January 14, 2002                By Paul Lipschutz, CEO
     -------------------------           ------------------------


INSTRUCTION: The form may be signed by an executive officer of the registrant of by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (orther than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.